Exhibit 3.3
AMENDMENT NO. 1

TO THE

BYLAWS OF

ACEL ENTERTAINMENT, INC.

MAY 6, 2020

The following sets forth Amendment No. 1 to the Bylaws of Accel Entertainment, Inc., Inc., a Delaware corporation (the “Company”):

1.A new Section 9.17, Article IX the Bylaws of the Company (the “Bylaws”) is added, pursuant to the requisite approval of the Board of Directors of the Company, by resolutions adopted on May 6, 2020, to read as follows:

“9.17. Forum Selection.    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.17.”

2.Except as expressly modified hereby, the Bylaws and all of the provisions contained therein shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has hereto subscribed his name as of the date first above written.

ACCEL ENTERTAINMENT, INC.

By: /s/ Derek Harmer
Name: Derek Harmer
Title: General Counsel and Chief Compliance Officer